Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated April 16th, 2026 (the “Effective Date”), is entered into by and between Game Your Game, Inc. (the “Employer” or the “Company”) and Soumya Das (the “Employee”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee to serve as Chief Executive Officer of the Company and Employee desires to be employed by Employer in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.  EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Executive Officer. Employee shall perform those duties and hold those responsibilities that are usual and customary for a Chief Executive Officer to perform and hold. Employee shall primarily perform his job duties at Employer’s office in Palo Alto, California or other such location agreed upon by the Company.

2.  FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer, upon the terms and conditions contained herein, and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Except as may otherwise be approved by Employer, during the term of this Agreement, Employee will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from volunteering his time or serving on the Board of any non-competing entity, such as a school, non-profit, or community organization, or (d) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Company with respect to his engaging in such activities.

3.  RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.  TERM

Employee’s employment hereunder shall be for a single twelve (12) month period (the “Initial Term”), which shall commence on the Effective Date. Thereafter, this Agreement shall automatically be renewed for additional twelve (12) month periods (the “Subsequent Term”), unless and until either party terminates this Agreement pursuant to Section 14 hereof.

5.  SALARY AND BONUS

As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer shall pay Employee a base salary at the rate of Two Hundred Thousand Dollars ($200,000), which may be increased from time to time as agreed by the Employer, subject to the approval of the Company’s Board of Directors (the “Board”), or a committee thereof, payable on a monthly or semi-monthly basis as agreed by the Employee and Employer (“Base Salary”).

(ii) Bonuses. After the Initial Term, in addition to Base Salary, Employee shall be eligible for an annual bonus in an amount of $50,000 in each Subsequent Term, which may be payable in cash or stock at the Board’s discretion, except as set forth below, shall be subject to the terms and conditions of the Company’s employee bonus plan then in effect and the completion of certain performance milestones to be determined by the Board or the Company’s Compensation Committee, with Employee’s input, and payable quarterly in equal installments and prorated for any period less than a full quarter. Except as set forth in Section 14 herein, bonuses earned for the calendar quarter, will be paid within 60 days of the close of the calendar quarter.

(iii) Transaction Bonus. Following the closing of a strategic acquisitive acquisition transaction with a third party company ( “Target”) undertaken to advance the Company’s long term goals which may include expanding capabilities, entering new markets, acquiring new technology or strengthening the Company’s financial position (generally an “Acquisitive Acquisition”) through the purchase of either (x) some or all of such Target’s equity, or (y) all or substantially all of such Targets assets that are used in or useful to the business of such Target, with total transaction consideration equal to or in excess of $10 million), Executive may be awarded a bonus (an “Acquisitive Transaction Bonus”), at the Board’s sole discretion, of up to 3% of the total transaction consideration payable in cash or stock, the form of which will be determined at the Board’s discretion. The criteria on which such Acquisitive Transaction Bonus may be earned will be determined by the Board or Compensation Committee with Executive’s input on a case-by-case basis in advance of the closing of such Acquisitive Transaction and payable within sixty (60) days after the closing of each such transaction or as otherwise agreed by the Company and Executive.

6.  EQUITY

(i)  Stock Option Grant. Subject to the approval of the Board, Employee shall be entitled to a one time grant of a 200,000 options to purchase shares of common stock of the Company, to be issued in accordance with the terms and conditions of the Company’s 2026 Equity Incentive Plan (the “Plan”), at an exercise price based on the grant date and vesting monthly over 48 months, as set forth in an award agreement issued pursuant to the Plan and consistent with the terms of this Agreement. Employee shall also be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee of the Company from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Paragraph 6(i) shall be construed to extend the duration of this Agreement or Employee’s employment by the Company beyond the expiration of the Subsequent Term.

(ii) Change of Control. In the event of a Change of Control, the vesting of each outstanding stock option or other equity-based award granted to Employee shall automatically be accelerated so that 100% of the unvested shares covered by such award shall be fully vested upon the consummation of the Change of Control.

A “Change of Control” as used in this Section 6 shall mean any of the following:

(i)  any consummation of a reorganization, consolidation, merger or sale of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s stock would be converted into cash, securities or other property other than a reorganization, consolidation, merger or sale in which the holders of the Company’s voting stock immediately prior to such  reorganization, consolidation, merger or sale merger continue to hold at least 50% of the combined ownership of beneficial interest of common stock or other voting securities of the surviving corporation immediately after such transaction; provided, however, that in no event shall any issuance of the Company’s securities for the purpose of capital raising constitute a Change of Control; or

(ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iii) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the appointment of a trustee in a Chapter 11 bankruptcy proceeding involving the Company or the conversion of such a proceeding into a case under Chapter 7; or

(v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act), unless such acquisition was approved by the Board prior to the consummation thereof.)

7.  BUSINESS EXPENSES

The Employer will secure, within a reasonably prompt period following the Effective Date, a Company credit card for Executive’s use for reasonable business expenses during Executive’s employment. The Employer shall pay or reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, lodging and travel expenses relating to Company business, mobile phone and data usage, customer entertainment and certain pre-approved home office expenses not paid directly by the Company. Reimbursement for the foregoing expenses will be made in accordance with regular Company policy then in effect and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

8.  FRINGE BENEFITS

(i) During the term of this Agreement, Employer shall provide medical, dental, and vision insurance coverage to Employee, his spouse and his children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of the Company.

(ii) During the term of this Agreement, Employee shall be permitted to participate in a 401K Plan when the Company makes one available, to the same extent, and on the same terms and conditions, other senior management employees of the Company shall be permitted to participate.

(iii)  During the term of this Agreement, Employer shall provide to Employee four (4) weeks paid vacation days per year, which shall accrue monthly from the Effective Date.

(iv) During the term of this Agreement, Employer shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

9.  SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s subsidiaries and/or affiliates.

10.  INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer, do such acts and execute such instruments as Employer may require, but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any additional compensation of any kind to Employee. Employer hereby notifies Employee that the provisions of this Section 10 do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (x) such invention relates to the past, actual or planned business or activities of the Employer, including, without limitation, research and development or (y) such invention results in any way from any work performed by the Employee for the Employer.

11.  CONFIDENTIAL INFORMATION AND TRADE SECRETS

(i)  All Confidential Information shall be the sole property of Employer. Employee will not, during the period of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with Employer without the prior written consent of an officer of Employer except as may be necessary and appropriate in the ordinary course of performing his duties to Employer during the period of his employment with Employer. For purposes of this Section 11(i), “Confidential Information” shall mean any data or information belonging to Employer, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer or to the public, and is maintained as confidential by Employer, including but not limited to non-public information about Employer’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Employer as confidential and shall not include any data or information of Employer that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made without the authorization of Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii) All Trade Secrets shall be the sole property of Employer. Employee agrees that during his employment with Employer and forever after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Employer without the prior written consent of the Board. For purposes of this Section 11(ii), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Employer or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Employer and is not generally known to competitors of Employer or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Employer’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret as defined in the California Uniform Trade Secrets Act that appears at Sections 3426-3426.11 of the California Civil Code, in each case to the extent that Employer, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

(iii) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit, restrict, or otherwise limit Executive from: (i) reporting possible violations of federal or state law or regulation to, or filing a charge or complaint with, any governmental agency or regulatory authority, including without limitation the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Congress, or any agency Inspector General; (ii) communicating directly with, providing information (including documents) to, or participating in any investigation or proceeding conducted by, any governmental agency or regulatory authority; (iii) receiving any monetary award or other relief in connection with reporting information to a governmental agency or regulatory authority, including any award paid by the SEC pursuant to its whistleblower program under Section 21F of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (including Rule 21F-17); or (iv) making any disclosure that is protected under the whistleblower provisions of applicable federal or state law or regulation. Executive is not required to notify the Company prior to taking any action described in this Section, and the Company shall not retaliate against Executive for engaging in any such protected activity. For the avoidance of doubt, the foregoing does not authorize Executive to disclose information obtained through a communication that is protected by the attorney-client privilege without prior authorization from an officer of the Company.

(iv) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

12.  NON-SOLICITATION OF EMPLOYEES

During the term of Employee’s employment, Employee will not cause or attempt to cause any employee of Employer to cease working for Employer. However, this obligation shall not affect any responsibility Employee may have as an employee of Employer with respect to the bona fide hiring and firing of Employer’s personnel.

13.  NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of his employment, directly or indirectly, solicit the business of any customer of Employer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer. For a period of one year after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Employer’s Trade Secrets in order to induce any of the Employer’s customers to cease doing business with Employer or to induce them to become the customer of any other person or entity.

14.  TERMINATION

Employee’s employment with Employer may be terminated as follows:

(a) Termination Without Just Cause.

(i)  Employer, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by notifying Employee in writing of its decision to terminate his employment hereunder at any time and for any reason.

(ii)  If Employer terminates Employee’s employment hereunder without Just Cause, or Employee has a Resignation for Good Reason (as defined below) any time after one year from the Effective Date, Employer shall: (1) continue to pay to Employee his Base Salary and Annual Bonus then in effect, subject to customary payroll practices and withholdings, for twelve (12) months (2) within 45 days of termination or resignation, pay to Employee 100% of the value of any earned and accrued but unpaid bonus amounts that Employee is then eligible for in accordance with Section 5 hereof; (3) within 45 days of termination or resignation, pay to Employee a lump sum equal to twelve (12) months of the COBRA premiums that Employee would have to pay to maintain medical, dental, and vision insurance coverage for Employee, his spouse and his children, to the same extent, and on the same terms and conditions as he had immediately prior to termination; (4) accelerate any unvested options and other equity-based awards to the termination date; (5) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (6) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

(b) Termination With Just Cause.

(i)  Employer may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii) For purposes of this Agreement, the phrase “Just Cause” means: (A) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any reasonable directions of the Company or the Board made in good faith which failure or refusal, if curable, is not cured within ten (10) business days after written notice thereof from the Employer; (B) The commission by Employee of any act of gross negligence, fraud or dishonesty causing material harm to the Employer, or any entities in which Employer owns a majority of the voting securities (collectively, the “Affiliates”); (C) The procurement by Employee of personal gain or profit at the expense of the Employer or from any transaction in which the Employee has an interest which is adverse to the interest of the Employer or any Affiliate, unless Employee shall have obtained the prior written consent of the Company or the Board; (D) Unauthorized use or disclosure of the confidential information or trade secrets of the Employer, except as may be required by law (in which event Employee shall promptly provide the Employer with written notice of such legal requirement which shall be advance written notice where practicable); (E) A material breach by Employee of this Agreement, which breach is not cured within ten (10) business days’ written notice from the Employer; (F) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (G) Acts of violence directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Employer; (H) The sale, possession or use of illegal drugs on the premises of the Employer or a client of the Employer; (I) Misappropriation of the assets of the Employer or other acts of dishonesty related to the business of the Employer and resulting in a material adverse effect on the Employer; or (J) Employee, on behalf of himself or the Employer, violates or orders the violation of any laws or governmental regulations applicable to the business of the Employer, resulting in a material adverse effect on the Employer.

(iii) For purposes of this Agreement, the phrase “Resignation for Good Reason” means that Employee may terminate his employment hereunder for Good Reason by providing 30 days prior written notice subject to the notice and cure period below.. For purposes of this Agreement, “Good Reason” means: (a) a material reduction in the Employee’s Base Salary, excluding any temporary reduction in salary that has been approved by the Board and applied equally across all of the management team ; (b) a material diminution in the Employee’s authority, duties, responsibilities over which the Employee has responsibility except in the case of a Change of Control transaction; (c) a requirement that the Employee report to someone other than the Board except in the case of a Change of Control transaction; (d) the requirement by the Company that the Employee relocate his primary place of employment more than 50 miles from the Palo Alto, California office or other such location approved by the Company; or (e) the Company’s material breach of this Agreement; provided that Good Reason based on any of the above shall exist only if within 30 days of the condition first occurring, the Employee notifies the Company in writing of the act or omission constituting Good Reason, and the Company fails to correct or cure the act or omission within 30 days after receiving the Employee’s written notice.

(iv)  If Employee’s employment hereunder is terminated by Employer for Just Cause or Employee terminates his employment hereunder for any reason other than a Resignation for Good Reason, Employer will be required to pay to Employee only that portion of his Base Salary, earned and accrued but unpaid bonus amounts, accrued but unused vacation pay that has been earned through the date of termination, unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation; provided, however, that any severance, separation, or other post-termination payment or benefit payable by Employer beyond the amounts expressly required by applicable law shall be conditioned upon Employee’s execution, delivery, and non-revocation of a valid general release of claims in a form reasonably acceptable to Employer.

(c) Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on Employer. If Employee’s employment is terminated due to such Disability or death, Employer will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), his Base Salary and Annual Bonus for a period of twelve (12) months, the value of any earned and accrued but unpaid bonus amounts, accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

15. INJUNCTION

(i)  Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secret of Employer, or in any way violate, or threaten to violate, Paragraph 12 or 13 of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing, or continuing to do so, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that Employer post a bond.

(ii)  In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

(iii)     The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

16. ARBITRATION

(i)  In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Palo Alto, California (or within 25 miles thereof), administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Nothing in this Agreement shall be construed to require arbitration of any claim or dispute that, as a matter of applicable law, cannot be subject to mandatory arbitration or that is within the exclusive jurisdiction of a government agency.

(ii) The Company shall bear only such costs and expenses of the arbitration, including arbitration and arbitrator fees as the Company is required to bear under applicable law. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

17. SECTION 409A COMPLIANCE

(i)  This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(ii) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.”

(iii)  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

18.  CLAWBACK ACKNOWLEDGMENT

The Employee acknowledges that he is or may be subject to any policy established by the Company providing for clawback or recovery of amounts that were paid to the Employee (a “Clawback Policy”). Any determination for clawback or recovery shall be made in the Company’s sole discretion in accordance with the terms of the applicable Clawback Policy and applicable law or regulation. Any action by the Company to recover compensation from the Employee in accordance with the applicable Clawback Policy from the Employee shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Resignation for Good Reason or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Employee, or (ii) to constitute a breach of a contract or other arrangement to which the Employee is a party. This Section 18 is a material term of this Agreement.

19. PARACHUTE PAYMENTS.

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any payment or benefit to be provided to the Employee (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Payments shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of the Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments. In the event that the Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Participant.

Any determination required under this Section shall be made in good faith by an independent certified public accounting firm, compensation consulting firm or tax counsel selected by the Company (the “Firm”), whose determination shall be conclusive and binding upon the Executive and the Company. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section.

20. MISCELLANEOUS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

Employee agrees to abide by Employer’s rules and regulations as detailed in the Employee Handbook and an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, Code of Business Ethics, Electronic Access Policy, and Drug-Free Workplace Policy Statement, as either currently in effect or subsequently adopted.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this employment agreement is dated as of the date set forth above.

EMPLOYER

GAME YOUR GAME, INC.

By:	/s/ Nadir Ali
Director

EMPLOYEE

/s/ Soumya Das
Soumya Das